Exhibit 99.1

FOR RELEASE 8:00 A.M. Central Time July 24, 2003

Contact:

Tom Donnelly Chief Financial Officer Net Perceptions, Inc. 952-842-5400 tdonnelly@netperceptions.com	Terri Reden Marketing Communications Net Perceptions, Inc. 952-842-5067 treden@netperceptions.com

Net Perceptions Announces Second Quarter Results

MINNEAPOLIS – Net Perceptions, Inc. (Nasdaq: NETP) today reported revenue of $913 thousand for the quarter ended June 30, 2003 and loss of $216 thousand, or ($0.01) per share. Based on events during the quarter and recent operating history, the Company recorded one-time accrual reversals benefiting results by approximately $460 thousand. The adjustments, primarily related to accrued but unpaid 2002 bonuses and reductions to certain customer reserves, reduced expense in all operating categories and provided for $126 thousand in other income. In the same period last year the Company reported $1.6 million in revenue and a loss of $4.3 million, or ($0.16) per share.

Commenting on the results, Don Peterson, President and CEO of Net Perceptions said, “We closed three license transactions during the quarter and experienced a moderate increase in overall customer activity. At the same time we have continued to reduce our operating expenses. However, Net Perceptions, together with its financial and legal advisors, are working diligently to resolve the company’s future as soon as possible in the interests of all stockholders.”

Net Perceptions completed the quarter with approximately $59.6 million in cash and short-term investments. The Company is not providing revenue guidance for the third quarter of 2003 but anticipates total operating expenses of approximately $1.4 million.

Conference Call

There will be a conference call to discuss Net Perceptions’ financial results for the quarter ended June 30, 2003 on Thursday July 24, 2003 beginning at 4:00 pm (CST). The call will be broadcast live over the internet at http://www.netperceptions.com under “Investor Relations.” The call will also be available for replay on Net Perceptions’ web site under “Investor Relations – Audio Archives”. The press release is also available on the Net Perceptions web site under “News Releases.”

About Net Perceptions

Net Perceptions (Nasdaq: NETP) is a software and services company that provides solutions for intelligent customer interaction that drive demand, grow revenue and increase profitability. Founded in 1996, Net Perceptions is headquartered in Minneapolis, Minnesota. Customers include market leaders such as 3M, Brylane, Great Universal Stores, J.C. Penney, J&L Industrial Supply and Half.com. For more information visit http://www.netperceptions.com or call 800-466-0711.

Net Perceptions and the Net Perceptions logo are registered trademarks of Net Perceptions, Inc. All other trademarks are the property of their respective owners. This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Additional information concerning potential factors that could effect future financial results are detailed from time to time in the company’s filings with the U.S. Securities and Exchange Commission.

NET PERCEPTIONS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (in thousands)

	June 30, 2003	December 31, 2002

Assets
Current assets:
Cash and cash equivalents	$44,462	$39,729
Short-term investments	15,146	23,230
Accounts receivable, net	394	389
Prepaid expenses and other current assets	1,088	627

Total current assets	61,090	63,975
Property and equipment, net	252	1,096
Other assets	620	725

Total assets	$61,962	$65,796

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$576	$1,522
Deferred revenue	572	750
Accrued restructuring costs	4,843	4,672

Total current liabilities	5,991	6,944
Deferred Rent	161	510

Total liabilities	6,152	7,454

Commitments and contingencies
Stockholders' equity:
Common stock	2	2
Additional paid-in capital	275,168	275,053
Accumulated other comprehensive income	90	122
Accumulated deficit	(219,450)	(216,835)

Total stockholders' equity	55,810	58,342

Total liabilities and stockholders' equity	$61,962	$65,796

NET PERCEPTIONS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

Revenues:
Product	$343	$902	$481	$945
Service and maintenance	570	697	1,048	1,794

Total revenues	913	1,599	1,529	2,739
Cost of revenues:
Product	8	63	8	186
Service and maintenance	255	539	471	1,309

Total cost of revenues	263	602	479	1,495
Gross Margin	650	997	1,050	1,244
Operating Expenses:
Sales and marketing	481	1,376	1,187	2,857
Research and development	524	1,624	1,189	3,584
General and administrative	276	935	712	1,677
Restructuring related charges	--	401	1,200	768
Amortization of intangibles	--	27	--	55

Total operating expenses	1,281	4,363	4,288	8,941

Loss from operations	(631)	(3,366)	(3,238)	(7,697)
Other income (expense):
Interest income	279	566	495	1,347
Interest expense	--	(2)	--	(13)
Other income (expense)	136	(1,536)	128	(1,447)

Total other income (expense), net	415	(972)	623	(113)

Net loss	$(216)	$(4,338)	$(2,615)	$(7,810)

Net loss per share:
Basic and diluted	$(0.01)	$(0.16)	$(0.10)	$(0.29)
Shares used in computing basic and diluted net
loss per share	27,429	27,257	27,389	27,200